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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                                  Tenaris S.A.
                                ----------------
                                (Name of Issuer)

                                 Ordinary Shares
                         ------------------------------
                         (Title of Class of Securities)

                                  88031 M 10 9
                                 --------------
                                 (CUSIP Number)

                                December 31, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

----------------------
CUSIP NO. 88031 M 10 9
----------------------

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ROCCA & PARTNERS S.A.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  [ ]

                                                                   (b)  [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
                5.      SOLE VOTING POWER: NONE

  NUMBER OF     ----------------------------------------------------------------
   SHARES       6.      SHARED VOTING POWER: 713,605,187
BENEFICIALLY
  OWNED BY      ----------------------------------------------------------------
    EACH        7.      SOLE DISPOSITIVE POWER: NONE
  REPORTING
   PERSON       ----------------------------------------------------------------
    WITH:       8.      SHARED DISPOSITIVE POWER: 713,605,187

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON: 713,605,187

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 60.45%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------

                               Page 2 of 13 pages

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----------------------
CUSIP NO. 88031 M 10 9
----------------------

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SAN FAUSTIN N.V.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  [ ]

                                                                   (b)  [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        NETHERLANDS ANTILLES

--------------------------------------------------------------------------------
                5.      SOLE VOTING POWER: 97

  NUMBER OF     ----------------------------------------------------------------
   SHARES       6.      SHARED VOTING POWER: 713,605,090
BENEFICIALLY
  OWNED BY      ----------------------------------------------------------------
    EACH        7.      SOLE DISPOSITIVE POWER: 97
  REPORTING
   PERSON       ----------------------------------------------------------------
    WITH:       8.      SHARED DISPOSITIVE POWER: 713,605,090

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON: 713,605,187

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 60.45%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------

                               Page 3 of 13 pages

----------------------
CUSIP NO. 88031 M 10 9
----------------------

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        I.I.I. INDUSTRIAL INVESTMENTS INC.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  [ ]

                                                                   (b)  [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        CAYMAN ISLANDS

--------------------------------------------------------------------------------
                5.      SOLE VOTING POWER: 713,605,090

  NUMBER OF     ----------------------------------------------------------------
   SHARES       6.      SHARED VOTING POWER: 713,605,187
BENEFICIALLY
  OWNED BY      ----------------------------------------------------------------
    EACH        7.      SOLE DISPOSITIVE POWER: 713,605,090
  REPORTING
   PERSON       ----------------------------------------------------------------
    WITH:       8.      SHARED DISPOSITIVE POWER: 713,605,187

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON: 713,605,187

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 60.45%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): CO

--------------------------------------------------------------------------------

                               Page 4 of 13 pages

ITEM 1.

     (a)     Name of Issuer:

             Tenaris S.A.

     (b)     Address of Issuer's Principal Executive Offices:

             46a, avenue John F. Kennedy
             L-1855 Luxembourg

ITEM 2.

     (a)     Name of Person Filing:

             Rocca & Partners S.A.
             San Faustin N.V.
             I.I.I. Industrial Investments Inc.

     (b)     Address of Principal Business Office or, if none, Residence:

             Rocca & Partners S.A.
             Vanterpool Plaza, 2nd Floor,
             Wickhams Cay I, Road Town, Tortola
             British Virgin Islands

             San Faustin N.V.
             Berg Arrarat 1
             Curacao
             Netherlands Antilles

             I.I.I. Industrial Investments Inc.
             Caledonian House,
             69 Dr. Roy's Drive, George Town
             Grand Cayman
             Cayman Islands

             Citizenship:

             See item 4 on page 2
             See item 4 on page 3
             See item 4 on page 4

     (c)     Title of Class of Securities:

             Ordinary Shares

     (d)     CUSIP Number:

             88031 M 10 9

                               Page 5 of 13 pages

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b)or 240.13d-2(b) or (c), check whether the person filing is a:
             (Not Applicable)

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
     (e) [ ] An investment adviser in accordance with
             Section 240.13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G);
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.      Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)     Amount beneficially owned:

             See item 9 on page 2
             See item 9 on page 3
             See item 9 on page 4

     (b)     Percent of class:

             See item 11 on page 2
             See item 11 on page 3
             See item 11 on page 4

     (c)     Number of shares as to which the person has:

  (i)              Sole power to vote or to direct the vote:

             See item 5 on page 2
             See item 5 on page 3
             See item 5 on page 4

  (ii)             Shared power to vote or to direct the vote:

             See item 6 on page 2
             See item 6 on page 3
             See item 6 on page 4

                               Page 6 of 13 pages

  (iii)            Sole power to dispose or to direct the disposition of:

             See item 7 on page 2
             See item 7 on page 3
             See item 7 on page 4

  (iv)             Shared power to dispose or to direct the disposition of:

             See item 8 on page 2
             See item 8 on page 3
             See item 8 on page 4

ITEM 5.      Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

             Not applicable.

ITEM 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             See Exhibit A.

ITEM 8.      Identification and Classification of Members of the Group.

             Not applicable.

ITEM 9.      Notice of Dissolution of Group.

             Not applicable.

ITEM 10.     Certification.

             Not applicable.

                               Page 7 of 13 pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROCCA & PARTNERS S.A. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

        Pursuant to Rule 13d - 1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of SAN FAUSTIN N.V. and I.I.I. INDUSTRIAL INVESTMENTS INC.

February 6, 2006
                                                    /s/ Fernando Mantilla
                                                    ----------------------------
                                                    Fernando Mantilla
                                                    Attorney-in-fact

                               Page 8 of 13 pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SAN FAUSTIN N.V. to sign this statement, certify that the information set forth in this Schedule 13G is true, complete and correct.

        Pursuant to Rule 13d-1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A. and I.I.I. INDUSTRIAL INVESTMENTS INC.

February 6, 2006

                                                    /s/ Fernando Mantilla
                                                    ----------------------------
                                                    Fernando Mantilla
                                                    Attorney-in-fact

                               Page 9 of 13 pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by I.I.I. INDUSTRIAL INVESTMENTS Inc. to sign this statement, certify that the information set forth in this
Schedule 13G is true, complete and correct.

        Pursuant to Rule 13d-1(k)(1), the undersigned joins in the filing of this Schedule 13G on his own behalf and on behalf of ROCCA & PARTNERS S.A. and SAN FAUSTIN N.V.

February 6, 2006
                                                    /s/ Fernando Mantilla
                                                    ----------------------------
                                                    Fernando Mantilla
                                                    Attorney-in-fact

                               Page 10 of 13 pages

EXHIBIT INDEX

EXHIBIT         DESCRIPTION
--------        ----------------------------------------------------------------
A               Item 7 Information.

B               Power of Attorney for I.I.I. Industrial Investments Inc., dated
                February 2, 2006

C               Power of Attorney for Rocca & Partners S.A., dated February 2,
                2004. *

D Power of Attorney for Power of Attorney for San Faustin N.V., dated January 17, 2003.**

----------
* Previously filed as an exhibit to the Schedule 13G of Tenaris S.A. dated February 3rd, 2004 and incorporated by reference in this Schedule 13G.
** Previously filed as an exhibit to the Schedule 13G of Tenaris S.A. dated January 23, 2003 and incorporated by reference in this Schedule 13G.

                               Page 11 of 13 pages

                                                                       EXHIBIT A

                               ITEM 7 INFORMATION

On April 21, 2005, I.I.I.-Industrial Investments Inc., a British Virgin Islands' company ("I.I.I. BVI"), transferred 711,238,090 shares of Tenaris S.A. to I.I.I. Industrial Investments Inc., a Cayman Islands Company ("I.I.I. CI"). Given that I.I.I. BVI and I.I.I. CI are subject to a common control, the transfer did not result in any change in the beneficial ownership of the shares of Tenaris S.A. to which this statement relates.

Rocca & Partners S.A. controls a significant portion of the voting power of San Faustin N.V. and has the ability to influence matters affecting, or submitted to a vote of the shareholders of, San Faustin N.V., such as the election of directors, the approval of certain corporate transaction and other matters concerning the company's policies. I.I.I. CI is a wholly owned subsidiary of San Faustin N.V.

There are no controlling shareholders for Rocca & Partners S.A.

The shares of Tenaris S.A. to which this statement relates are held directly by San Faustin N.V. and I.I.I. CI

                               Page 12 of 13 pages

                                                                       EXHIBIT B

                                POWER OF ATTORNEY

        The undersigned, Paolo Rocca, President of I.I.I. INDUSTRIAL INVESTMENTS Inc., a company organized under the laws of the Cayman Islands, hereby constitutes and appoints Carlos Manuel Franck, Fernando Ricardo Mantilla and Carlos Enrique Zandona, and each of them, as attorneys or attorney of the undersigned with full power of substitution and resubstitution, to sign on its behalf a Statement on Schedule 13G relating to the Common Stock, of TENARIS S.A., including any agreements attached as exhibits thereto, and to sign any or all amendments to such Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys or attorney, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys or attorney, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:
                                                    /s/ Paolo Rocca
                                                    ----------------------------
                                                    Paolo Rocca
                                                    President

Dated: February 6, 2006

                               Page 13 of 13 pages